Exhibit 8.1

Irvine Venture Law Firm, llp

ATTORNEYS AT LAW

19800 MACARTHUR BOULEVARD

SUITE 1070

IRVINE, CALIFORNIA 92612

TELEPHONE: (949) 660-7700

FACSIMILE: (949) 660-7799

January 16, 2026

Pelican Holdco Inc.

3400 East Bayaud Avenue, Suite 400

Denver, Colorado 80209

RE:	Agreement and Plan of Merger

Dear Sir or Madam:

You have asked us for our views on the likely treatment under federal income tax law for you from your entering into the Agreement and Plan of Merger, dated as of September 9, 2025 (the “Business Combination Agreement”), by and among Pelican Holdco, Inc., a Texas corporation (“PubCo”), SPAC Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of PubCo (“SPAC Merger Sub”), Greenland Exploration Limited, a Texas corporation (“Greenland”), Greenland Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of PubCo (“Greenland Merger Sub”), March GL Company, a Texas corporation (“March GL”, and together with Greenland, each a “Company” and collectively, the “Companies”), and March GL Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of PubCo.

We have acted as U.S. tax counsel to PubCo in connection with the transactions (together, the “Business Combination”) contemplated by the Business Combination Agreement. Reference is made to the Registration Statement on Form S-4 of PubCo, filed with the U.S. Securities and Exchange Commission (the “SEC”) by PubCo including the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”), relating to the Business Combination. With your permission we have relied for factual background on only the facts set forth in the letter to us from you of even date and facts set forth in the Registration Statement. This opinion is being furnished to you in connection with the Registration Statement.

In our view, The Conversion should qualify as an F Reorganization. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets such as SPAC, whether the Conversion qualifies as an F Reorganization is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. In addition, in our view the Material U.S. Federal Income Tax Considerations section of the Registration Statement correctly addresses the material federal income tax issues for a typical U.S. investor, except as excluded in such Material U.S. Federal Income Tax Considerations section.

Pelican Holdco Inc.

In connection with this opinion, we have examined the Registration Statement (including the proxy statement/prospectus) and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. In rendering this opinion, we have assumed (i) the validity and accuracy of the factual matters described in the Registration Statement and the documents and corporate records that we have examined, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates, certified or photostatic copies and the authenticity of the originals of such documents and (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of PubCo and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

In rendering the opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings and other administrative guidance of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative guidance are subject to change at any time and that any such changes may be effective retroactively. A change in the authorities or in the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

We note that, because the determination of PubCo’s status as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to PubCo’s PFIC status in any taxable year.

Our opinion is limited to the application of the federal income tax laws of the United States only and we express no opinion with respect to the applicability of other federal laws, the laws of other countries, the laws of any state of the United States or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any federal income tax laws except as specifically set forth herein. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, the Service or any court. It is possible that contrary positions may be asserted by the Service and that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

Pelican Holdco Inc.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

IRVINE VENTURE LAW FIRM, LLP

/s/ Michael E. Shaff
Michael E. Shaff